EXHIBIT 10.17
HOTEL LEASE
     THIS CASINO LEASE (“Lease”) is made and entered into as of the 12th day of August, 2003 by and between CP Laughlin Realty, LLC, a Delaware limited liability company, as lessor (“Lessor”), and Columbia Properties Laughlin, LLC, a Nevada limited liability company, as lessee (“Lessee”), with reference to the following facts and objectives:
          (a) Lessor owns that certain improved real property consisting of a hotel, restaurant, bar, casino and related assets commonly known as The River Palms Hotel and Casino located at 2700 South Casino Drive, Laughlin, Clark County, Nevada (“Hotel”).
          (b) On the terms and subject to the conditions herein contained, Lessor will lease to Lessee, and Lessee will lease from Lessor, the Hotel.
ARTICLE 1
LEASED PREMISES AND TERM
     1.1 Hotel. The Hotel consists of the real estate, improvements and non-gaming personal property presently located at the Hotel, excluding Gaming FF & E as defined in Section 2.1.
     1.2 Lease Term. The term of this Lease (the “Lease Term”) shall commence on the first day Lessor acquires the Hotel and Lessee obtains the necessary licenses and permits needed to operate a hotel and related casino (the “Commencement Date”). Except as otherwise provided herein, the Lease Term shall expire (the “Termination Time”) on the midnight immediately succeeding 11:59 p.m. on September 30, 2008. Lessor and Lessee may agree to extend the Termination Time from time to time provided such extension is in writing.
     1.3 Entry. Lessor may enter the Hotel at any time to (i) inspect the Hotel, (ii) determine whether Lessee is complying with all its obligations hereunder, and (iii) make “Hotel Repairs” as defined below in accordance with this Lease. In no event shall Lessor have access to any area for which access is restricted in accordance with Nevada gaming laws, except pursuant to such laws.
ARTICLE 2
GAMING FF&E
     2.1 Gaming FF&E. For purposes of this Lease, “Gaming FF&E” means all Gaming Devices as that term is defined in NRS 463.0155, Associated Equipment as that term is defined in NRS 463.0136, and any other furniture, fixtures and equipment used by Lessee in its gaming activities at the Hotel that are acquired or leased by Lessee and used at the Hotel during the Lease Term. Lessee covenants that it will make such repairs and replacements and perform such maintenance as is appropriate in order to maintain and keep the Gaming FF&E in good order and repair throughout the Lease Term (ordinary wear and tear excepted).

     2.2 Lessee’s Cash. On the Commencement Date, Lessee shall be required to have on hand all necessary cash or cash equivalents for use in the Hotel and the casino operation as reasonably required for initial fills or loads for the Gaming Devices, all amounts required by the Gaming Authorities for minimum bankroll purposes, and for the payment of all license fees necessary to commence casino operation (collectively “Lessee’s Cash”).
ARTICLE 3
RENT
     3.1 Base Rent. Lessee shall pay to Lessor a base rent (“Rent”), without deduction or offset, in arrears in equal consecutive monthly installments commencing thirty (30) days after Commencement Date and continuing thereafter on the first day of each calendar month of the Lease Term in the amount described in the table below for each month of the Lease Term. If this Lease shall commence or expire on a day other than the last day of a calendar month, the Rent for any such month shall be prorated on the basis of a thirty (30) day month. Rent shall be payable without notice or demand in lawful money of the United States to Lessor at the address stated herein for notices as set forth in Section 15.5 below or to such other address or such other persons as Lessor may designate to Lessee in writing.

1st through 12th month	$125,000
13th through 24th month	$350,000
25th through 60th month	$425,000
     3.2 Defined Terms. For purposes of this Article 3, the term Property Taxes shall mean the aggregate amount of all real estate taxes, assessments (whether they be general or special), sewer rents and charges, transit taxes, taxes based upon the receipt of rent and any other federal, state or local governmental charge, general, special, ordinary or extraordinary, which Lessor shall pay or become obligated to pay in connection with the Hotel, or any part thereof.
     3.3 Additional Rent: Intentionally Deleted.
     3.4 Insurance. During the Lease Term, Lessee shall be responsible for all costs associated with Insurance for the Hotel. For purposes of this Section 3.4, the term Insurance shall include all risk property insurance, general liability insurance, business interruption insurance, and all such other insurance as is reasonably determined by Lessee to be needed to protect the interests of Lessor and Lessee in the Hotel, including workers’ compensation insurance on Lessee’s employees working in the Hotel, property insurance on the Gaming FF&E, and crime insurance covering the gaming operations
     3.5 Utilities. During the Lease Term, Lessee shall be responsible for all costs associated with Utilities for the Hotel. For purposes of this Section 3.5, the term Utilities shall include, without limitation, all electrical power, gas, oil, water, cable service, heating and air conditioning and garbage collection.

ARTICLE 4
USE; MAINTENANCE; ALTERATIONS; MECHANICS’ LIENS
     4.1 Use. Lessee shall use the Hotel as a hotel and casino or for any other lawful purpose or purposes consented to by Lessor. Subject to such closure(s) of all or a part of the Hotel as from time to time may be necessary to make repairs, replacements, restorations or improvements required or permitted by this Lease, Lessee shall operate the Hotel and shall keep the Hotel open for business continuously during all such hours and on such days as is customary for hotels and casinos in the Laughlin metropolitan area. Lessee shall carry on the business of the Hotel in compliance with all applicable statutes, ordinances, resolutions, rules, regulations, orders or other requirements (collectively “Laws”) of any governmental authority having jurisdiction over the Hotel in effect on the Commencement Date or at any time during the Lease Term. Without limiting the generality of the foregoing, Lessee at its cost shall obtain and maintain any and all such business licenses and permits as are required by applicable law in connection with operation of the Hotel including, without limitation, the Gaming Approval.
     4.2 Alterations. Subject to obtaining any required approval from the Gaming Authorities, Lessee may relocate or reposition Gaming FF&E, furniture or other items within the Hotel as Lessee may elect from time to time. Lessee shall not make any other additions or changes to the Hotel (“Alterations”) without first obtaining Lessor’s consent, which shall not be unreasonably withheld or delayed. Any Alterations made by Lessee pursuant to this Section shall remain on and be surrendered with the Hotel on expiration or earlier termination of the Lease Term.
     4.3 Mechanics’ Liens. Lessee shall pay all costs of construction done by or for Lessee on the Hotel as permitted by this Lease. Lessee shall keep the Hotel free and clear of any mechanics’ lien resulting from any such construction; provided, however, that Lessee shall have the right to contest the correctness or validity of any such lien if, promptly on demand of Lessor, Lessee procures a bond and secures the release of the lien.
     4.4 Responsibilities Regarding Alterations, Improvements, and Repairs. Lessee is responsible for normal repairs to all building systems including roof, HVAC, plumbing and electric. Lessee is also responsible for any renovations to rooms, restaurants, casino and other public areas, of an appearance or cosmetic nature. Lessor is only responsible for major repairs or replacements of building components and systems. Major repairs or replacements are defined to be those that exceed $50,000 for an individual expenditure or aggregate related repairs or replacements which exceed $250,000.
     4.5 Use of the Hotel. Subject to such closure(s) of all or a part of the Hotel as from time to time may be necessary to make repairs, replacements, restorations or improvements required or permitted by this Lease, Lessee shall operate the Hotel and shall keep the hotel, casino, restaurant and bar open for business continuously during all such hours and on such days as is customary for casinos in the Laughlin metropolitan area. Lessee shall carry on the business of the casino, restaurant and bar in compliance with all applicable Laws in effect on the Commencement Date or at any time during the Lease Term.

     4.6 Mechanics’ Liens. Lessor shall pay all costs of construction done by or for Lessor on the Hotel. Lessor shall keep the Hotel free and clear of any mechanics’ lien resulting from any such construction. In the event of Lessor does not keep the hotel free and clear of any mechanics’ liens, Lessee may, but shall not be obligated to, make the payments to remove the mechanics’ liens, without waiving or releasing Lessor of its obligations under this Lease.
     4.7 Lessee’s Rights Regarding First Mortgage. In the event of a default by Lessor under any deed of trust, mortgage or other security interest encumbering The Hotel real property or any personal property, furniture, fixtures or equipment contained within the Hotel or used in the operation thereof (“Security Instrument”), Lessee may, but shall not be obligated to, cure and make all necessary payments under any Security Instrument, without waiving or releasing Lessor of its obligations under this Lease.
ARTICLE 5
LESSOR SERVICES; UTILITIES
     5.1 Utilities: Intentionally Deleted.
     5.2 Other Services. Subject to applicable Laws and Lessee’s security requirements, during the Lease Term Lessee shall maintain the Hotel if the failure to maintain the same might adversely affect the Hotel or the operation thereof, and all furniture, fixtures and equipment thereon, in good condition and repair, including, without limitation, replacement of furniture, fixtures and equipment where appropriate.
ARTICLE 6
INDEMNITY
     6.1 Lessee shall indemnify and defend Lessor and hold Lessor harmless from and against any and all costs and expenses (including reasonable attorneys’ fees) incurred by Lessor as a result of the breach of any term, covenant or condition of this Lease by Lessee or as a result of any actual or alleged injury, damage or loss to any person or property occurring in, on or about the Hotel, unless caused by the negligence or willful misconduct of Lessor, its agents, employees or contractors.
ARTICLE 7
INSURANCE
     7.1 Liability Insurance. Lessee at its cost shall procure and maintain commercial general liability insurance with a single combined limit (including umbrella coverage) of not less than Five Million Dollars ($5,000,000) insuring against any and all liability of Lessor, Lessee and their agents and employees arising out of and in connection with the use or occupancy of the Hotel. Both Lessor and Lessee shall be named as an additional insured, and the policies shall contain contractual liability endorsements insuring the liability under the indemnity covenants of this Lease.
     7.2 Hotel Property Insurance. Lessee shall procure and maintain “all-risk” property insurance, for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting of pipes, explosion, in an amount not less than one hundred percent (100%) of the replacement cost covering (a) the Hotel; and (b) Lessor’s trade fixtures, equipment and other personal property from time to time situated in the Hotel. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. The insurance policy shall be issued in the names of Lessee and Lessor as their interests appear, and shall provide that any proceeds shall be payable to Lessor to the extent the claim exceeds $250,000.
     7.3 Crime Insurance. Lessee at its cost shall procure and maintain crime insurance covering the Hotel operation and Lessee’s employees with a minimum coverage of $1,000,000 per occurrence.
     7.4 Form of Policies. The insurance coverage required to be carried under this Lease shall (a) be written by companies rated “A” or better in current edition of “Best’s Insurance Reports” and (b) name any parties reasonably designated by Lessor or Lessee, as applicable, including any mortgagee, as additional insureds.
ARTICLE 8
TAXES
     8.1 Taxes on Personalty. Lessee shall pay before delinquency all taxes, assessments, license fees and other charges levied or assessed against the Hotel or the Gaming FF & E during the Lease Term.
     8.2 Payment of Taxes. Lessor shall notify Lessee of the taxes payable by Lessee hereunder, and immediately on receipt of the tax bill shall furnish Lessee a copy of the same. Lessee shall pay the taxes no later than the taxing authority’s delinquency date or ten (10) days after receipt of a copy of the tax bill, whichever is later. If permitted by applicable law, Lessee may pay any tax in installments as determined by Lessee in Lessee’s reasonable business judgment.
     8.3 Proration. Real Estate and Personal property taxes payable pursuant to this Article 8 shall be prorated on a time basis for any partial tax year.
ARTICLE 9
DAMAGE OR DESTRUCTION
     9.1 Major Destruction. If all or any portion of the Hotel is so damaged or destroyed as to materially impair Lessee’s operation of the Hotel or the results of operations therefrom, either party may terminate this Lease by written notice to the other within thirty (30) days after such damage or destruction. Any such termination shall be effective as of the date of such notice.
     9.2 Other Damage or Destruction. If this Lease is not terminated as a result of damage or destruction, Lessor shall promptly repair all damaged portions of the Hotel, and Lessee shall repair or replace the Gaming FF&E.
ARTICLE 10
EMINENT DOMAIN
     10.1 Definitions. For purposes of this Article 10, “Eminent domain” means (i) the exercise of any governmental power, whether by legal proceedings or otherwise, by a condemnor, and (ii) any sale or other transfer by Lessor to any Condemnor, either under threat of condemnation or while legal proceedings or condemnation are pending. “Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial condemnation. “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.
     10.2 Major Taking. If all or any portion of the Hotel is taken by eminent domain so as to materially impair Lessee’s operation of the Hotel or the results of operations therefrom, either party may terminate this Lease. If either party so elects to terminate this Lease, that party shall notify the other party of the same within thirty (30) days after the nature and extent of the taking have been finally determined. Such notice shall specify the date of termination of this Lease, which date shall not be earlier than thirty (30) days nor later than sixty (60) days after the date on which the termination notice is given.
ARTICLE 11
ASSIGNMENT AND SUBLETTING
     11.1 Lessee shall not assign, mortgage or transfer or encumber its interest in the Lease or in the Hotel without first obtaining Lessor’s written consent, except Gaming FF & E.
ARTICLE 12
EVENTS OF DEFAULT AND REMEDIES
     12.1 Lessee Event of Default. The occurrence of any one or more of the following shall constitute a “Lessee Event of Default”:
          (a) Lessee shall fail to pay Rent when due, if such failure continues for ten (10) days after written notice of the same has been given to Lessee; or

          (b) Lessee shall fail to perform any other provision of this Lease to be performed by Lessee, if such failure continues for thirty (30) days after written notice of the same has been given to Lessee (provided, however, that if the default cannot reasonably be cured within thirty (30) days, Lessee shall not be in default of this Lease if Lessee commences to cure such default during such 30-day period and proceeds diligently to cure the default); or
          (c) Lessee shall fail to possess at all times during the Lease Term all necessary Gaming Approvals for the operation of a casino at the Hotel.
          (d) Lessee shall file a voluntary petition of bankruptcy or a petition or answer seeking reorganization, arrangement, composition or similar relief under present or future federal bankruptcy laws or other applicable law of the United States of America or any state thereof, or shall file a petition to take advantage of any present or future insolvency act or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall consent to the appointment of any receiver, trustee or liquidator of all or a substantial part of its property, or if any petition seeking any of the aforementioned relief shall be commenced against Lessee, and if such proceeding is not dismissed within sixty (60)days after such proceeding is commenced.
     12.2 Remedies Upon Lessee Default. Upon the occurrence of a Lessee Event of Default, Lessor may terminate Lessee’s right to possession of the Hotel by giving notice to Lessee of the same, whereupon this Lease shall terminate. The remedies afforded to Lessor by this Lease shall be cumulative and in addition to any one or more remedies now or later available by law.
     12.3 Lessor Event of Default. The occurrence of any one or more of the following shall constitute a “Lessor Event of Default”:
          (a) Lessor shall fail to perform any provision of this Lease to be performed by Lessor, if such failure continues for thirty (30) days after written notice of the same has been given to Lessor (provided, however, that if the default cannot reasonably be cured within thirty (30) days, Lessor shall not be in default of this Lease if Lessor commences to cure such default during such 30-day period and proceeds diligently to cure the default); or
          (b) Lessor shall file a voluntary petition of bankruptcy or a petition or answer seeking reorganization, arrangement, composition or similar relief under present or future federal bankruptcy laws or other applicable law of the United States of America or any state thereof, or shall file a petition to take advantage of any present or future insolvency act or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall consent to the appointment of any receiver, trustee or liquidator of all or a substantial part of its property, or if any petition seeking any of the aforementioned relief shall be commenced against Lessor, and if such proceeding is not dismissed within sixty (60)days after such proceeding is commenced.

     12.4 Remedies Upon Lessor Default. Upon the occurrence of a Lessor Event of Default, Lessee may terminate this Lease. The remedies afforded to Lessee by this Lease shall be cumulative and in addition to any one or more remedies now or later available by law.
     12.5 Late Payments. Should Lessee fail to pay the other any sum when due hereunder, such amount shall bear interest at the rate of five percent (5%) per annum from the date due until the date paid.
ARTICLE 13
LEASE TERMINATION
     13.1 Lease Termination. Upon termination or expiration of this Lease:
(a)	Possession. Lessee shall surrender the possession of the Hotel to Lessor and remove the Gaming FF & E, including chips and tokens.

(b)	Cash on Hand. At the Termination Time the parties shall determine the amount of cash on hand (excluding chips and tokens) at the Hotel, including, without limitation, cage cash, cash in cage banks, and cash in Gaming Devices (“Cash on Hand”). Lessor shall immediately pay to Lessee for the amount of the Cash on Hand.

(c)	Progressive Liability. At the Termination Time, Lessee shall certify to Lessor the amount of Lessee’s incremental progressive prizes (the amount owing on a machine, less the base amount) associated with slot machines and other coin operated Gaming FF&E (the “Progressive Liability”). Lessor shall assume all of the Progressive Liability as of the Termination Time. Lessor shall indemnify and defend Lessee and hold Lessee harmless from and against any and all liability, costs and expenses (including reasonable attorneys’ fees) incurred by Lessee as a result of the breach of this Section by Lessor.

(d)	Closing Memorandum. Lessee shall prepare a closing memorandum in compliance with the requirements of the Gaming Authorities and shall submit such closing memorandum to the Gaming Authorities and Lessor prior to the Termination Time. Such memorandum shall be submitted to the Gaming Authorities within sufficient time to allow their review and approval prior to the Termination Time.

(e)	Reimbursement of Expenses. At the Termination Time, Lessor shall reimburse Lessee for a prorated amount of all expenditures made by Lessee during the Lease Term for liquor or gaming taxes that Lessor receive credit for after the Termination Time.

     13.2 Procedures. The parties acknowledge and agree that to most efficiently calculate certain amounts pursuant to this Article 13 certain counts and determinations may be made at shift end or other times which may or may not exactly coincide with the Termination Time. The parties shall cooperate with each other to develop a reasonable procedure for effectuating such counts and calculations, recognizing that the same may take time and may not most practicably be conducted exactly at the Termination Time. In any event, such procedure shall be consistent with the memorandum submitted to the Gaming Authorities pursuant to Section 13.1(f).
ARTICLE 14
SUBORDINATION
     14.1 Subordination; Attornment. This Lease is and shall be subject and subordinate in all respects to any mortgage or deed of trust granted by Lessor to such lender on or after the date of this Lease and Lessee shall execute and deliver to any such lender such documentation such lender may reasonably require to evidence the subordination of this Lease. Subject to Section 14.2 below, if the interests of Lessor under the Lease shall be transferred to any mortgagee or other purchaser or person taking title to the Hotel by reason of foreclosure of any mortgage or deed of trust, Lessee shall be bound to such successor Lessor under all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease, with the same force and effect as if successor Lessor were the Lessor under the Lease, and Lessee shall attorn to and recognize as Lessee’s Lessor under this Lease such successor Lessor, as its Lessor, said attornment to be effective and self-operative without the execution of any further instruments upon successor Lessor’s succeeding to the interest of Lessor under the Lease.
     14.2 Gaming Matters Related to Successor Lessor. If at any time another party is designated to be a successor Lessor to Lessor’s duties, rights and obligations under the Lease, Lessor and Lessee shall inform the Gaming Authorities at least 30 days in advance of any such transfer to the successor Lessor. If the successor Lessor or any person associated in any way with the successor Lessor is (i) denied Gaming Approval with respect to the Hotel by the Gaming Authorities, (ii) is required by the Gaming Authorities to apply for Gaming Approval or provide information connected to any Gaming Authority’s investigation of the successor Lessor and does not apply or provide the requested information within any required time limit, as the same may be extended by such Gaming Authorities, or (iii) withdraws any application for Gaming Approval other than upon a determination by the applicable Gaming Authority that such Gaming Approval is not required for such successor Lessor to remain in place as a successor Lessor, Lessee shall not be bound to any successor Lessor and shall have the right to terminate the Lease as provided in Section 1.2 above.
ARTICLE 15
MISCELLANEOUS
     15.1 Governing Law. This Lease shall be construed in accordance with and governed by the laws of the State of Nevada.

     15.2 Severability. The unenforceability, invalidity or illegality of any provision hereof shall not affect the enforceability, validity or legality of any other provision hereof, and any such unenforceable, invalid or illegal provision shall be limited only to the extent necessary to conform to applicable law and so as most closely carry out the intent of the parties hereto as expressed herein.
     15.3 Construction. No provision of this Lease shall be construed in favor of or against either party hereto by reason of the extent to which such party or its counsel participated in the drafting hereof or by reason of the extent to which such provision or any other provision of this Lease is inconsistent with any prior draft hereof.
     15.4 Captions. The captions of the Articles and Sections of this Lease have been inserted for convenience only, and shall not be used in any way to modify, construe or otherwise affect this Lease. All references to Sections hereof include all subsections of such Sections.
     15.5 Notices. Any and all notices that either party hereto desires or is required to give to the other party pursuant to this Lease shall be in writing and delivered in person, sent by overnight courier (with confirmation of delivery) or sent by express, certified or priority U.S. mail postage prepaid (return receipt requested), addressed as follows:

If to Lessor:	CP Laughlin Realty, LLC 207 Grandview Drive Ft. Mitchell, KY 41017 Attn: Mr. Theodore R. Mitchel Secretary / Treasurer

If to Lessee:	Columbia Properties Laughlin, LLC 207 Grandview Drive Ft. Mitchell, KY 41017 Attn: William J. Yung President
or to such other person or place as either party hereto my designate in writing in the manner provided herein for giving notice. Each such notice so delivered, couriered or mailed shall be deemed delivered when personally delivered, as of the first business day after the date so sent by courier, or as of the third business day after the date so sent by mail, as the case may be.
     15.6 Successors in Interest. The provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Lease, express or implied, is intended to confer on any person or entity other than the parties hereto and their respective successors and permitted assigns any right or remedy under or by reason of this Lease.
     15.7 No Merger. The voluntary or other surrender of this Lease by Lessee or actual termination or other cancellation thereof shall not work a merger, and shall, and Lessor’s sole option, either terminate any or all existing subleases or subtenancies, or operate as an assignment to Lessor of all rights of Lessee under or pursuant to such subleases or subtenancies.
     15.8 Attorneys’ Fees. In the event that any action, suit or proceeding is commenced under or in connection with this Lease or for the recovery of possession of the Hotel, including any insolvency or bankruptcy proceeding, the losing party shall pay to the prevailing party in any such action, suit or proceeding the reasonable attorneys’ fees incurred by the prevailing party in connection therewith, together with all costs and expenses of the prevailing party.
     15.9 Counterparts. This Lease may be entered into in more than one counterpart, each of which shall be deemed an original when executed, and which together shall constitute but one and the same Lease.
     15.10 Integration. This Lease contains all of the terms and conditions agreed upon by the parties hereto with respect to the subject matter hereof, and no representation, warranty or agreement not specifically made herein shall be deemed to exist or to bind any of the parties hereto with respect to the subject matter hereof.
     15.11 Amendments. This Lease may not be amended or supplemented except by a writing signed by the party or parties to be bound thereby.
     15.12 Cooperation. Lessor and Lessee shall each render the other, its full and complete cooperation in effectuating the provisions hereof. Without limiting the generality of the foregoing, Lessor shall fully cooperate with the Gaming Authorities so that Lessee may lawfully conduct gaming activities at the Casino, including, without limitation, provision of such information, books and records as may be requested by such authorities and compliance with all orders and requirements of such authorities.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first written above.

LESSEE:		LESSOR:

Columbia Properties Laughlin, LLC a Nevada limited liability company		CP Laughlin Realty, LLC a Delaware limited liability company

By:	/s/ William J. Yung	By:	/s/ Sheodore R. Mitchel

Its: President		Its: Columbia Sussex Corporation Manager of CP Laughlin Realty, LLC

CINlibrary/1205259.3